Exhibit 99.1

Creatd, Inc.

Third Quarter 2020 Financial Results Webcast

November 17, 2020

C O R P O R A T E P A R T I C I P A N T S

Rachel David, Head of Corporate Communications and Business Development

Jeremy Frommer, Founder and Chief Executive Officer

Chelsea Pullano, Chief Financial Officer

Laurie Weisberg, Chief Operating Officer and Director

Justin Maury, Founder, President and Head of Creative

P R E S E N T A T I O N

Operator

Ladies and gentlemen, good morning, and welcome to Creatd’s Third Quarter 2020 Financial Results Webcast.

A recording of this webcast will be available for review approximately two hours after its completion, through the same webcast link you used to join us today.

I would now like to hand the call over to Rachel David, Head of Corporate Communications and Business Development at Creatd. Thank you. Please go ahead.

Rachel David

Good morning, and thank you for joining us for Creatd’s Third Quarter 2020 Financial Results Webcast, Creatd’s first quarterly call as a NASDAQ-listed company.

Our third quarter 2020 financial results and press release were issued yesterday, November 16. The press release is available under the News and Events tab of Creatd’s website.

Before we begin, I’d like to cover the Safe Harbor. During this presentation, we will be making certain forward-looking statements, including projections and estimates about future events and results. These forward-looking statements are subject to risks and uncertainties, and actual results may materially differ. You can find further information about that on our website or in reports filed with the SEC.

We will start today with opening comments from Jeremy Frommer, Founder and CEO of Creatd, followed by Chelsea Pullano, Creatd’s CFO, who will review our third quarter and nine months 2020 financials. After Chelsea’s financial review, you will hear from Laurie Weisberg, our COO, and Justin Maury, Creatd’s President and Head of Creative, to provide an overall business update. Following these remarks, there will be a question and answer period. If you’d like to submit a question, you can do so from the Submission box located on the webcast page.

Now, I would like to turn the call over to Creatd’s Founder and CEO, Jeremy Frommer.

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Jeremy Frommer

Thank you, Rachel, and thank you all for joining us this morning.

I would like to break from the traditional conference call protocol and say a few words before turning this over to Chelsea.

First, I want to thank each of you who have believed, and continue to believe, in our Company. With your support, we have accelerated our strategic plan. Our technology is stronger than it has ever been. In particular, I would like to thank our development partners Thinkmill, together with my founding partner Justin and his team. They have not only improved the foundation of our flagship product Vocal, but created a best-in-class development and design process, that is now six years in the making.

Justin and I have been able to focus on our core strengths, as our new COO, Laurie Weisberg, elevates the business operations, improves the sales process, and, in general, classes up the place. I am thankful, Laurie, for the spark you have ignited within the Company and look forward to the opportunities ahead.

Of all the milestones we have accomplished as a Management Team, our up-list to the NASDAQ, and its associated equity funding and debt conversions, could not have been completed without the tireless efforts of our CFO, Chelsea Pullano. For the first time in a very long time, our Company has less than $3.5 million in total liabilities and the working capital to reach our key milestones.

We have attracted a powerful Board of Directors. Mark Standish, former Co-CEO of RBC Capital Markets, has joined as Chairman and Chair of our Audit Committee. Mark Patterson, Co-Founder of MatlinPatterson Global Advisors, a multi-billion-dollar private equity fund, is now a member of the Board and chairs our Compensation Committee. Laurie Weisberg, previous CSO of Intent and CRO for Arianna Huffington, joined not only as a Board member, but, as I previously said, is now our Chief Operating Officer. Our most recent addition, LeBrena Jones Martin, a highly seasoned corporate and securities attorney, previously with the SEC, E.F. Hutton, Shearson, Lehman and RBC, now chairs our Governance and Nomination Committee. With myself and former Chairman, Leonard Schiller, we collectively have established an independent Board and anticipate adding one additional member in the near future.

It is a rare occasion when companies are up-listed to a major market, bypassing the venture capital and private equity world all together, particularly technologies companies like ours. We are humbled and proud to have achieved this corporate milestone. Listing on the NASDAQ has increased the trading volume of our stock, broadened our shareholder base and enhanced our visibility in the marketplace.

I would now like to turn the call over to Chelsea Pullano, Chief Financial Officer of Creatd, to review third quarter and nine-month figures. I will return at the end of this call to offer thoughts and guidance on revenue and profitability.

Chelsea Pullano

Thank you, Jeremy, and good morning, everyone.

Third quarter 2020 revenues totaled $425,000, a fourfold increase from the same period last year and a 32% increase from our last quarter.

Our revenue increase is attributed, in part, to what you heard from Jeremy earlier. We have been experiencing a steady and continuous growth of creators upgrading to Vocal+ paid subscriptions, who pay either $9.99 per month or $99 for the full year. In fact, we’re seeing more and more Vocal+ members opting for a full year plan, as opposed to renewing monthly, which has yielded an increase in deferred revenues related to subscriptions, from $5,000 last quarter to $37,000 this quarter. We’ve projected that we expect to reach 10,000 Vocal+ paid subscribers by year end and if the growth in subscriber pace continues at the current level, we are on target to exceed that plan.

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The second contributor to this quarter’s revenue growth was Vocal for Brands, our in-house branded content studio. Vocal for Brands generated approximately 39% of our total revenue this quarter. Notably, since the second quarter, we achieved a 30% price increase for both renewed and new contracts. With our newly expanded Sales Team now in place, we anticipate meaningful growth for Vocal for Brands going forward, which Laurie will elaborate on later in this presentation.

Our third revenue source is Managed Services, more commonly known as our Seller’s Choice agency. Seller’s Choice is a full-service e-commerce marketing agency for direct-to-consumer brands. This business line contributed approximately $183,000 to the quarter’s revenue, and secured several new clients during the last few days of the quarter. In other words, while there was no growth during the third quarter itself, with these new contracts in place, Seller’s Choice is well positioned to report strong quarter in the fourth quarter of 2020. Laurie will be discussing this further.

Creatd reported a comprehensive loss for the third quarter of 2020 of approximately $13.6 million, inclusive of approximately $11 million of non-cash charges, the majority of which are non-recurring. This compares to a comprehensive loss of $1.9 million for the prior year’s third quarter and a comparable comprehensive loss of $4.2 million for the second quarter of 2020.

The Company’s operating expenses during the third quarter of 2020 totaled approximately $7.4 million, an increase of roughly $5.7 million from the prior year’s third quarter and about a $3.6 million increase over the current year’s second quarter.

This year, in preparation for the NASDAQ up-listing, which required a restructuring of our balance sheet, that culminated with the closing of a $7.8 million equity round, our expenses were impacted by a number of non-recurring charges totaling about $1.2 million.

In addition, we granted 400,000 performance-based stock options to Management, since none had been granted over the last three years. These catch-up options are due to vest in April of 2021, and this action yielded a non-cash charge of $3.6 million.

Going forward, we expect our costs to more closely mirror last year’s expenses. Although we are actively hiring professionals and support staff to handle our growth, much of this added cost will be offset by a significant reduction to outside advisory services. It is our goal to closely manage costs relative to revenue growth, with the expectation of achieving the utmost cost efficiencies and promoting maximum operating margin.

In addition, the Company incurred other non-operational expenses totaling approximately $6.6 million during the quarter. This expense is predominantly non-cash and is attributable to a total debt conversion of approximately $10 million, as well as non-recurring expenses related to the equity offering during the quarter.

Interest expense during the third quarter of 2020 totaled $513,000, much of which has been eliminated going forward.

For the nine months ended September 30, 2020, Creatd’s revenues were $1 million, compared to $133,000 for the comparable period in 2019. The comprehensive loss during the nine-month period totaled $20.7 million, as compared to $5.4 million in the same period last year. This year’s increased loss can primarily be attributed to the following charges: $6.7 million in non-cash charges related to debt conversion to equity and approximately a $1.8 million increase in legal, accounting, consulting fees, and other one-time expenses related to the NASDAQ up-listing and simultaneous financing and debt conversion; a $1.4 million non-cash charge related to employee option exchange for stock during the second quarter; and a $3.6 million charge for performance-based catch-up stock options granted to Management during the third quarter.

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Importantly, net cash used in operating activities during the first nine months of 2020 totaled $5 million, an increase of approximately $325,000, compared to the same period in 2019. During the first nine months of 2020, our average monthly cash burn, the amount of cash used for operations, was approximately $559,000 per month, in line with previous years.

At September 30, 2020, the Company had cash and marketable securities of $3.1 million and accounts receivable of $90,000. Total assets during the first nine months of 2020 increased approximately $3.2 million to $5.7 million. The Company’s total liabilities decreased by approximately $7.9 million from December 31 2019 to December 30, 2020, with an even more dramatic reduction of $12.3 million in the current year’s second quarter.

What is particularly noteworthy is that the bulk of our debt was short term in natures, with approximately $11.9 million converting simultaneously with the timing the September equity offering. In addition, the Company used approximately $3.6 million in cash from the proceeds of the offering for its payables and short-term notes. The remaining total liabilities as of September 30 were $3.3 million, of which $412,000 is a government PPP loan and $105,000 is in deferred revenue and unrecognized tax benefits.

A quick note. Creatd has established a strong relationship with Facebook, who has increased its marketing line with the Company up to $1.5 million. We view this as a mark of confidence in our business. Facebook does not offer the lines easily, particularly at this large level.

The number of shares of common stock outstanding as of September 30, 2020 was 8.7 million, an increase of approximately 5.4 million shares during the quarter, as a result of the significant conversion of debt and the $7.8 million equity financing. The Company’s fully diluted share count at September 30, 2020 totaled 12.4 million, an increase of approximately 8.1 million shares from the prior quarter, reflecting 5.3 million in additional common stock, 1.7 million in warrants issued in conjunction with the stock offering, 900,000 warrants issued in conjunction with the debt conversion, and 400,000 in performance-based stock options granted to Management. While all options and warrants are currently out of the money, should they all be exercised for cash, the Company would receive an additional $17.5 million in capital.

To further discuss our business opportunities and, importantly, our revenue strategy, it is my please to introduce you to Laurie Weisberg, who recently joined our Board of Directors in July, and then, on September 30, also accepted the position as our new Chief Operating Officer. Laurie has spent over 25 years focused on strategic planning, marketing and sales leadership. She has built and scaled Sales Teams for some of the world’s leading technology and data-focused companies, and has already made a significant contribution to many facets of Creatd’s sales strategy and operations. Laurie?

Laurie Weisberg

Thank you, Chelsea. I am delighted to be here.

I have spent several years in the digital media data industry, helping big companies leverage online data to better understand consumers’ buying habits and motivation. During those years, I learned a lot about digital marketing, which has become my passion.

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Before I speak to Creatd’s revenue growth strategy and sales expansion, I want to start by sharing a few of the key insights I’ve taken from my relatively short time since joining the team as COO.

1.	The ultimate addressable market for Creatd and Vocal is huge. There are over 4.5 billion Internet users, of which an estimated 83% publish some form of content on a regular basis, be it writing, photography, music and video, and about 3.8 billion of them are active on social media. Virtually anyone who creates can easily create on Vocal.

2.	The Vocal platform is in the most interesting and vibrant side of the market. I like to say we are not about (inaudible), we are about experiences. Vocal is a platform where every creator has a voice and a means to tell their story in an open and candid way. It’s where people from any background, from novice to professional to expert, can come together to post stories, music, podcasts, poetry, videos, and much more, in a long-form format.

3.	Since its inception, Vocal was designed to be equitable for all creators and enable them to get tangible benefit from their story. Vocal offers multiple opportunities for creators to get paid, and, in fact, we judge our own success by how much they earn. It’s a win/win system by design.

4.	Finally, data is the lifeblood of many companies, but is that company data-driven or data-informed? At Vocal, we use the first-party data that we collect to only enhance user experience and success. In a digital landscape focused on data and algorithms, Vocal is building an experience that puts creators first.

Considering all of these insights, and having closely observed the media space evolve over nearly 20 years, I am of the firm belief that Vocal represents a disruptive force for the media industry as we know it today. More to the point, the platform is transforming the role and impact creators have on content and storytelling. Now, more than ever, people are seeking authenticity, personal connection and depth in their conversations. Vocal is the only platform that offers not only those advantages, but also provides both the acceptance and safety so necessary for those conversations to take shape.

Now, as mentioned earlier, let me provide some perspective on our growth strategy and how we’re going to scale.

I have had the privilege to be on the Executive Team of several early-stage companies through their growth phase and ultimate acquisition. As I consider all the facets of Creatd, its platform, business model, team, and the activity seen most recently on Vocal, I believe this Company has voiced a unique opportunity that is farther along its path towards success than even some of the most successful start-ups I have encountered in the past.

Having recently up-listed Creatd to the NASDAQ and successfully completed a meaningful capital raise, the Company is now in a solid position to achieve profitability. We owe this to all our shareholders. My objective today is to update you on our revenue strategy and current position in pursuing our addressable market. My mantra is to be proactive rather than reactive.

To that end, I have done an extensive analysis of each of our business lines and our customers and formulated a clear plan on how to get to our revenue target. I have begun to organize our business lines as individual entities, to accommodate each of their unique offerings and customer needs. Ultimately, each business line will be distinct, but complementary to the others, and can seed each other with cross-selling opportunities.

I have instituted some tangible changes in the last five to six weeks, since taking on the COO role.

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Firstly, I have quadrupled the Sales Team to what is now an eight-person, dedicated team, which is performance-based and solely focused on bringing in new clients into Creadt’s ecosystem, and, in turn, developing longstanding relationships across our diversity of brands. Specific to Vocal for Brands, I have hired two senior sales professionals with an average of 15 years’ experience. Specific to Seller’s Choice, I have brought in two senior and two junior sales people. Our focus will be shifting to higher margin opportunities.

Secondly, we are also expanding our focus to include larger companies. While there is a great opportunity with smaller business accounts, our proven track record of driving value and revenue for brands is increasingly opening the door for opportunities for well-known companies with larger advertising budgets. Many of those larger companies, like Proctor & Gamble or Mars, have innovation budgets and, as such, are actively seeking new ways to reach their consumers. In fact, early feedback I have currently received from one of these big-name companies has shown Vocal for Brands to represent an extraordinarily unique form of advertising, one that is filling a gap in the market today.

Finally, with the Vocal platform crossing 10 million monthly unique visitors, coupled with a more focused, more accountable sales strategy, I am enthusiastic about our ability to increase our average contract price, and also increase the number of brands that will engage our services.

Later on, Jeremy will be sharing specific revenue guidance expectations, so I’ll close with this. I see a clear path to significant growth from all three business lines. The Vocal+ subscription program is on target to cross 10,000 paid members by year end, and ten times that in 2021. At roughly $100 per subscriber, this line is set to be a significant contributor to our go-forward revenue. Vocal for Brands already has, and will only continue to increase, the caliber and contract size across its diverse client portfolio, and finally, Seller’s Choice is well on the path to securing larger scale and more profitable accounts.

I would now like to turn the call over to our President and Head of Creative, Justin Maury, who developed the vision, design and architecture for the Vocal platform.

Justin Maury

Thank you, Laurie.

I’d like to take a few moments to discuss Vocal, our flagship product built on Creatd’s proprietary technology.

Vocal is a platform for supporting, discovering and rewarding creators. It provides creators of all shapes and sizes, from bloggers and writers to musicians and podcasters, video creators and photographers, with the best-in-class storytelling tools, engaged topic-specific communities, and multiple monetization opportunities.

Because the market we’re addressing is really anyone who creates content online, our total addressable market is vast, so there’s naturally some competition, but what makes Vocal’s value proposition for creators unique rests in the features and principles of our core technology. We provide creators with multiple monetization opportunities. We’ve spent years building and refining the content creation user experience, making it easier and simpler than our competitors. We moderate every story to protect our creators, their audiences and our shareholders. We don’t sell our users’ or creators’ data. We don’t annoy our creators or readers with annoying advertisement.

Now, these value propositions for creators can be attributed to our second-mover advantage. Our agile design and development process allows us to quickly build features that creators want, based on trends and creator and consumer behavior that we identify from our competitive landscape. So, while at an initial glance, Vocal may seem to have similar characteristics to what you see in many other platformers, there’s far more than meets the eye.

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For example, let’s take a deeper look at Vocal’s multiple monetization features. Creators on Vocal have the opportunity to earn money every time that their story is read, from tips, which are micro-transactions from their fans, and by participating in creator challenges for a chance to win cash prizes. Some platforms, such as YouTube or Spotify, pay creators based only on view of their stream, similar to one of Vocal’s monetization features, but because our platform offers creators the ability to easily embed their already published YouTube videos or Spotify songs directly into their stories, they have the opportunity to earn from both Vocal and the original hosted platform. This provides creators with additional revenue to support their passion.

But, not all platforms offer creators the ability to earn money from their content. Take Instagram, for example. Unless you’re an influencer, there’s very limited ways to monetize your content. We built Vocal, and the multiple monetization features, to appeal to creators like this, help them fund their creativity and find value in their content.

We give all types of creators, from writers to photographers to podcasters, the tools to share their content, regardless of their medium. Other platforms only allow creators to upload one kind of rich media, such as the video or a song, without the ability to integrate all rich media types simultaneously to create a rich storytelling experience. Almost every content creator platform on the market today is medium-specific, so they offer limited content creation tools. For example, on YouTube, you can only upload a video, you can’t upload pictures or embed a playlist. That’s why we developed the best-in-class content creation editor that allows content creators to put anything into their story. Most importantly, we designed this experience to be as simple and frictionless as possible.

Much of our competition is highly dependent on advertising revenue models, which creates a poor user experience. Because our core revenue is generated from creator subscriptions, we’re able to offer our audiences with one 100% moderated user-generated content free of disruptive annoying advertisements, paywalls or pop-ups. Other platforms bombard users with ads or force them to pay to access that content.

Vocal for Brands, our internal content studio, provides brands with the opportunity to connect with their audiences in a more meaningful way through branded content. By pairing brands with thought-leading creators, we’re able to help brands reach their audiences, while building trust, affinity, and ultimately conversion.

It’s very hard for creators to get discovered on many of the legacy platforms in the market because of content congestion. We aim to solve that for our topic-specific communities that naturally promote the discovery of creators’ content. Additionally, many of these legacy platforms weren’t built for search engine optimization and are short-form in nature. We believe that through our long-form storytelling platform, we provide a more optimized experience for discovery on search engine, while increasing the lifetime value of our creators’ content.

Finally, our proprietary moderation process uses a combination of technologies to automatically identify nefarious content, such as content that includes copyright infringement, hate speech and nudity. We then humanize this process by having moderators ensure the content complies with our community guidelines, while also curating high-quality content to be promoted through our network.

Let’s quickly summarize Vocal’s core value propositions for creators. There’s no interruptive or display advertising; it’s fast and easy to integrate all rich media types to create robust, engaging, compelling content; best-in-class open content creation editor; safe and curated environment with an active moderation process; topic-specific communities that help creators connect and grow; a beautiful mobile-first interface; and we provide creators with multiple monetization opportunities.

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So, how do we offer all these features? The core foundation that powers Creatd’s technology allows us to utilize modern frameworks, such GraphQL and NexJS, which are open-source frameworks that are used by companies like Shopify and Airbnb and Twitter, and that allows us to be able to rapidly scale products without exponentially increasing design and development costs.

Without going too deep into our trade secrets, over the last four years, we’ve been closely partnered with Thinkmill, an internationally recognized design and development consultancy, based in Sydney, Australia. This has allowed us to create a best-in-class, scalable platform based on today’s leading-edge technology.

It has taken us over five years, and roughly $30 million, to build our technology and grow Vocal to where it is today. While the time and money involved creates somewhat of a barrier to entry, the fact is that we were really cost-effective. Similar companies in our space, such as Patreon, have raised over $255 million to create comparable technology.

In addition to development costs and time, we’ve also worked to protect our Company’s intellectual property. We’ve submitted two provisional patent applications with the United States Patent Office and we’re in the process of upgrading them into utility patents, further protecting the method in which we manage our Internet property. Our proprietary unique trade secrets focus on the structure of our architecture, user experience, optimization and performance, ultimately creating a rich, community-organized, long-form platform.

From a revenue standpoint, we’ve spent the last quarter optimizing the user experience, particularly around our subscription model, Vocal+, putting the groundwork in place to handle significant growth expected over the next several quarters.

As we look ahead into the fourth quarter, and future updates and enhancements, we’re excited to introduce a new front end experience for our Vocal users, which will enhance the user experience, with the goal of increasing engagement and the increasing lifetime value for our paying subscribers. Additionally, we’ve continued to optimize and refine our moderation system to support our growth and protect our community, and will continue to do so over the next two quarters.

During 2021, we have a number of additional unique features planned and, in order to accomplish this, we anticipate hiring an additional two to three product and user experience designers. I’ve begun the process and I am extremely excited about the high level of interested talent.

I would now like to turn the call back over to our CEO, Jeremy Frommer, for concluding comments and thoughts on guidance, before we open the call up for questions.

Jeremy Frommer

Thanks, Justin.

One of the key takeaways when you look at our Company’s operations over the last four years is the incredible consistency of our operating budget. It has, as Chelsea mentioned earlier, been approximately $1.8 million per quarter. This average of $600,000 of operational monthly spend includes some variable marketing and development expenses, as well as SG&A for between 30 to 40 individuals.

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Vocal has attracted over 800,000 premium subscribers, growing by over 1,000 new accounts daily. We expect to be adding upwards of 1,500 premium subscribers daily by the end of Q1 2021, and expect to cross over 1.5 million premium subscribers on Vocal before year end 2021.

Our Vocal+ premium subscription regularly onboards over 100 new accounts daily, and we are on target to exceed our guidance of 10,000 paying Vocal+ subscribers by fiscal year end 2020. As of today, we have onboarded 7,500 paying Vocal+ subscribers, and our churn has held steady between 10% and 15%.

As Chelsea mentioned, we have been extended credit from third-party marketing platforms, such as Facebook, and we would expect to further finance our marketing spend in the first quarter of 2021. We are discussing revenue financing opportunities with a number of structured product groups. With the exception of financing opportunities tied specific to revenue growth, or specifically to the increased market spend with other platforms, I do not expect our operational budget of $600,000 monthly, or $1.8 million a quarter, to increase more than 10% to 20% over the next two or three quarters.

The cost to acquire a creator has come down from well over $1,000 a year ago to a recent low of $170. The average lifetime of a creator is estimated at over $300. Further, we expect the creator acquisition cost to drop to $150 in the fourth quarter of 2020.

I have long commented that we anticipate generating approximately $550,000 to $650,000 in revenues for fourth quarter 2020. We are on track to accomplish that. For next year, I expect to achieve a material increase in revenue growth and believe that we should generate at least $6 million in revenues in 2021, compared to $1.5 million this year. Given our greatly improved balance sheet, I expect to hit breakeven and profitability during the year.

With the success I am seeing in branded content and Managed Services Division, I expect that first quarter 2021, Creatd will generate between $850,000 and $1.050 billion in revenue. By the end of Q1, we also should be crossing 25,000 creators, paying a total of $250,000 in Vocal+ monthly subscription fees. While the Company may continue to use financing opportunities to significantly scale marketing spend with third-party data providers towards creator acquisition, in Q2 2021, we organically expect nearly $1 million in subscriber revenues in that quarter alone without that marketing spend. Once we hit that 100,000 threshold, projected in late 2021, that single revenue stream will generate over $1 million per month in recurring revenues, let alone accreting tens of thousands of new premium creators monthly.

I want to reiterate how thankful our Creatd team for the continued support of our network and shareholders, and we look forward to hitting all of our future key metrics discussed on today’s call.

With that, I would like to open it up to Q&A.

Operator

Thank you. At this time, I would like to remind everyone, in order to ask a question, please submit it using the Q&A box on the webcast page.

Your first question today is directed to Jeremy Frommer. “What is motivating the momentum in Vocal+ subscribers, and what is the specific advantage to a Vocal+ subscription compared to a premium account?”

Jeremy Frommer

I would start by saying that, in general, nearly 50% of consumers today are using some form of a subscription service, and that’s up from small fractions just a few decades ago. The disruptive nature of technology, like Vocal, is still something that’s hard to wrap your head around. Subscription models are literally changing the way business does business. You could look from managing your brokerage account to building your music playlist subscriptions.

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Now, this has a great deal to do with utilizing first-party data to build a great product that— well, you heard Justin and Laurie discuss earlier—create a value proposition that’s win/win, so all of the platform’s constituents, in this case creators, brands and the audience. When we first began building our business model, almost seven years in the making, very few people understood how to create a value proposition for a premium subscriber, to switch them to a premium offer, and there are many books written on the new premium-to-premium economy. A great example of success is Spotify. A great example of failure is movie passes. I’m going to discuss a lot more about that concept in my Shareholder Letter, which we’ll send out later today.

But, in the end, it’s about creating a product that provides a needed solution to a large addressable market, and then, of course, there is timing, right place, right time. Vocal’s the right product right now, it is the right time. Creators need a voice and Vocal gives them that voice. It’s a unique architecture, a safe community, and it kind of solve problems for them that they’ve faced for the last few decades of the Internet, and that’s how do they tell their story and how do they get discovered and how do they get rewarded for their creativity, and a Vocal+ premium subscription model provides those additional tools and resources that help expand that opportunity for the creator base.

I recommend taking a look at the numerous resources that we have online related to Vocal. Plus, many of the propositions, including the increased monetization and participating in Vocal challenges, to name a few, have their own resource guides. I’m very proud of the branded challenges, in particular, which are always trying to do good in an era when doing good is more important than ever.

With that, I’ll turn it back to the Operator.

Operator

Thank you. Your second question is for Laurie Weisberg. “Laurie, what does your pipeline look like?”

Laurie Weisberg

As Head of Revenue for Creatd, pipeline is something that I actively track and analyze on a daily basis, along, of course, with actual revenues, but for now, I’m going to refer back to our guidance of approximately $600,000 in Q4 revenues, and what should be a lot closer to $1 million in Q1 of 2021.

As you heard from Jeremy, our subscription business is healthy and growing. So, with my new Sales Team, really, the focus has been on winning new business and ultimately growing the number of accounts in our pipeline. Of course, if I can grow the number of accounts, I can also increase more chances of hitting our Q1 estimate.

Over the last few months, I’d say I’ve spent a lot of time looking at historical data, and my teams are actively calling on brands in categories where we know we can win, but on top of that, we’re also going broader into new categories, ones that fit in well with our existing creator or audience base, and in the case of Seller’s Choice, their customer base. The good news is, and what I’m seeing from our services, is that we offer a wide range of products that can apply to a wider range of consumer segments. We’re calling on companies from health and wellness to science and technology, arts and entertainment, and that’s just a few of the segments where we’re actively having meetings and adding those accounts to our pipeline.

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But, broadly speaking, we’re really, really focused on D2C brands, so on direct-to-consumer brands, because those are the ones who are actively spending online. Those are the ones that are ultimately filling our pipeline.

But, at the end of the day, conversions are what matters, and our clients care about Vocal and Seller’s Choice being able to provide them with revenues to their bottom line, so I’m really excited to say that Vocal and Seller’s Choice are in a unique position to offer a solution to the old problem of creating conversions from advertising online.

So, all in all, I’m confident that not only do we have a depth in product, but we also have the ability to call on a wide range of brands, and I’m continuing to see our pipeline build and strengthen over the last few weeks and in the coming months.

Operator

For your third question. “Chelsea, can you please review the options and warrants on the balance sheet, and at what price does the newly issued Management option strike?”

Chelsea Pullano

Absolutely. The catch-up Management options have an exercise price of $8.55 per share. As to the other options and warrants on the balance sheet, the first significant exercise price level of these is $4.50 per share. These are the warrants issued in conjunction with third quarter public offering and conversion of debt. If fully exercised, these warrants would yield approximately $11.7 million in capital for the Company. There is an immaterial number of warrants with a strike price slightly lower than that $4.50 level, but the average strike prices of both warrants and options are currently above market price, with the options having an average exercise price of $23.67 and the warrants having an average exercise price of $5.63.

Operator

Your next question is, “Who are your competitors?” We will pass this to Justin Maury to respond.

Justin Maury

That’s a great question, and many people have asked me over the past couple of years. Vocal does share some characteristics with other platforms for creators, specifically, platforms like Amedium or Patreon, and while these companies have accomplished some pretty amazing milestones, they’ve also both raised hundreds of millions of dollars to do so, and as I said before, by leveraging our second-to-market advantage, we’ve been able to really fill a comparable platform for a fraction of the cost.

We also look at competition for more of a non-traditional approach. We built Vocal to be accretive to the creator economy, that’s rapidly expanding, and we’ve built integrations with other creator communities, such as Unsplash, and encourage our creators to embed their content from other creator platforms, like YouTube and SoundCloud. That’s why we believe that competition makes us faster, but collaboration makes us better, and collaboration and partnership have, and always will be, at the core of Creatd’s (inaudible).

Operator

For our last question, we’ll go to Jeremy Frommer. “There have been reports stating that Creatd missed its revenue targets. Can you comment on this?”

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Jeremy Frommer

I believe that what you’re referring to is the research put out by a third-party service provider, DAX, which commented that we missed revenue and earnings guidance, and that got picked up on a few of the other networks. We wouldn’t expect them to put that out without speaking to Management, but simply put, we never gave out that guidance to them. I have not personally spoken to that analyst, and as far as we’re concerned, our quarter was incredible. The guidance I gave earlier is the guidance that the street can rely on. Again, I would not rely on guidance from someone who I had not spoken to or my team has not spoken to, because without doing so, you get into a situation, such as the missed report by a third-party provider, which I’ll address.

But, our guidance is clear. We’re expecting between $550,000 to $650,000 in Q4, bringing us to a total of about $1.5 million in total revenues in 2020. Next year, we project close to $1 million in Q1 and a total of approximately $6 million for the full year. We expect our operating expenses to remain in line with historical performance, away from increasing scale and marketing, and maybe potential acquisitions we’re looking at. But, most importantly, or more importantly, our subscription acquisition costs should continue to drop. We expect the $170, that many of you saw in the presentation or heard me talk about earlier, drops down to about $150. That’s my guidance, $150 by the end of Q4, and that subscription cost drops to $130 by Q1 2021. Churn should continue to decrease, as we continue to hone that marketing and targeting skills, as it has over the last year.

Now, in relation to the report specifically, that we missed earnings per share guidance, this was again based on guidance given by DAX without speaking to Management. It is also important to note that if he had read the press release and looked at the quarter, that when you eliminate the one-time charges, which were predominantly related with the public equity offering, our loss for the quarter would have been approximately $1.9 million, which is in line with last year’s third quarter, at approximately $0.46 per share, an actual improvement of $0.20 year-over-year. But, again, that’s Management’s perspective. I can’t really comment on where he came out with his numbers.

With that, Operator, we’ll conclude the question and answer portion.

Once again, on behalf of the entire team, we thank you for joining us today. We look forward to staying in touch with you, each of you, moving forward, and look forward to chatting with you, and another successful quarter ahead.

Thank you, Operator.

Operator

This concludes today’s call. A replay of the webcast will be available shortly on the Company’s website. Thanks again, and enjoy your afternoon.

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